Exhibit 10.3

Settlement Agreement

This Settlement Agreement (the “Agreement”) is entered into as of March 23, 2022 by and among Eric Gantz (the “Executive”), Emclaire Financial Corp, a Pennsylvania-chartered bank holding company (“Bank”), and The Farmers National Bank of Emlenton, a national banking association (collectively referred to as the “Company”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Farmers National Banc Corp, an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary V, LLC, an Ohio limited liability company and a wholly owned subsidiary of Purchaser, and Bank are entering into an Agreement and Plan of Merger, dated as of March 23, 2022 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Company and the Executive desire to enter into this Agreement, which shall, except as expressly provided in Sections 2 and 4 below, supersede in its entirety the Change in Control Agreement dated November 18, 2020 (the “Prior Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any and all rights and payments and benefits under the Prior Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Cancellation of Prior Agreement. Effective as of the business day immediately preceding the Closing Date, and prior to the Effective Time, except as expressly provided in Sections 2 and 4 below, the Prior Agreement shall be cancelled in its entirety and the parties thereto shall have no further rights or obligations thereunder. In the event that the Merger Agreement is terminated or otherwise cancelled, this Agreement will be null and void ab initio, and the Prior Agreement will remain in full force and effect in accordance with its terms.

2. Settlement. Provided the Executive has remained employed with the Company to and including the business day immediately preceding the Closing Date, Company shall pay Executive an amount equal to $166,988.00 (the “Settlement Award”), less required tax withholding, on the business day immediately preceding the Closing Date. Payment of the Settlement Award, and the Executive’s right to receive the same, shall be conditioned on the Executive’s execution and delivery to the Company of a general release and expiration of the revocation period set forth in the release (in the form as attached to this Agreement as Exhibit A) (the “Release”) on the business day immediately preceding the Closing Date. Contingent on the Executive’s timely execution and delivery of the Release, the Executive shall have a non-forfeitable right to payment of the Settlement Award hereunder.

3. Complete Satisfaction. In consideration of the payment of the Settlement Award and Executive’s execution of the Release attached hereto as Exhibit A, the Executive and the Company hereby agree that the full payment of the Settlement Award, in accordance with Section 2, shall be in complete satisfaction of all rights to payments due to Executive under the Prior Agreement and any other agreement or broad based program available to employees of the Company, except as set forth in the following paragraph.

For the avoidance of doubt, the payment of the Settlement Award under this Agreement shall not release the Company, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages and accrued but unpaid time off earned up to the Effective Time of the Merger to the extent required by applicable law; (b) payment under any Company annual incentive plan with respect to calendar year 2022 under applicable performance metrics per the plan; (c) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Company, including any benefits that become vested as a result of the Merger or the termination of such plans; (d) the acceleration and vesting of any Company Restricted Stock awards; (e) future payments as vested under the Company’s Supplemental Executive Retirement Plan Agreement dated January 25, 2021 (the “SERP”); (f) any vested rights the Executive has under any of the Company’s welfare benefit plans with respect to claims incurred or benefits accrued prior to the Effective Time of the Merger; (g) the payment of the Merger Consideration with respect to the Company Common Shares held by the Executive as contemplated by the Merger Agreement; or (h) rights to indemnification and advancement of expenses under applicable corporate law, the organizational documents of the Company, as an insured under any director’s and officer’s liability insurance policy or pursuant to the Merger Agreement.

4. Survival of Restrictive Covenants. Section 7.10 of the SERP shall survive the termination of the Prior Agreement and will remain in full force and effect and enforceable as to the Executive during the Restricted Period (as defined in the Prior Agreement).

5. Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment, as used in this Agreement, shall mean a Separation from Service within the meaning of Section 409A of the Code. The parties agree that the Settlement Award described in Section 2 is intended to be excepted from compliance with Section 409A of the Code as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

6. General.

6.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, Purchaser as the successor of Company following the Bank Merger.

6.2 Final Agreement. This Agreement and the benefits described herein supersedes and terminates the Prior Agreement and all prior understandings, written or oral, related thereto or arising thereunder. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

6.3 Withholdings. Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulation.

6.4 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

6.5 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first written above.

EXECUTIVE:

/s/ Eric Gantz
Eric Gantz

FARMERS NATIONAL BANK OF EMLENTON:

By:	/s/ William C. Marsh
Name:	William C. Marsh
Title:	President and Chief Executive Officer

EMCLAIRE FINANCIAL CORP.:

By:	/s/ William C. Marsh
Name:	William C. Marsh
Title:	President and Chief Executive Officer

Exhibit A

RELEASE

In exchange for the consideration described in Section 2 of the Settlement Agreement (the “Settlement Agreement”) by and among Eric Gantz (the “Executive”) and Emclaire Financial Corp, a Pennsylvania-chartered bank holding company (“Bank”) and The Farmers National Bank of Emlenton, a national banking association (collectively referred to as the “Company”), the Executive hereby agrees as follows:

1. EXECUTIVE’S RELEASE.

(a) Executive hereby forever releases and discharges the Company and its parents, affiliates, successors and assigns, as well as each of their respective past, present and future officers, directors, shareholders, members, managers, employees, agents and representatives (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation and termination from, the Company, from the beginning of time to the date Executive signs this Release (the “Executive’s Release”).

(b) Executive’s Release specifically extends to, without limitation, any and all claims or causes of action as an officer, employee or shareholder of the Company or for wrongful termination, breach of an express or implied contract, including, without limitation, the Prior Agreement (as defined in the Settlement Agreement), interference with contractual relationships, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), the Family and Medical Leave Act, or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs; provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits; (ii) any claims or rights the Executive has with respect to any of the items described in the second paragraph of Section 3 of the Settlement Agreement; and (iii) any claim or cause of action to enforce any of Executive’s rights under the Settlement Agreement.

(c) Except as specified in Paragraph 1(b), this Release means that Executive will not bring any claim whatsoever against the Company Released Parties arising out of or associated with Executive’s employment or the termination thereof, and this Release will bar any and all claims, causes of action, and obligations of any kind and nature whatsoever, initiated by Executive, or in which Executive is otherwise named as a party, against the Company Released Parties. Pursuant to this Release, unless excepted in Paragraph 1(b), Executive promises that he will never institute any claim or lawsuit whatsoever against the Company Released Parties for any reason arising out of his employment relationship or the termination thereof. The severance benefits provided under Section 2 of the Settlement Agreement are provided in exchange for Executive’s release and promise not to institute any such claim against the Company Released Parties.

2. OLDER WORKERS’ BENEFIT PROTECTION ACT WAIVER. The Executive has certain individual federal rights, which must be explicitly waived. Specifically, the Executive is protected by the ADEA from discrimination in employment because of the Executive’s age. By executing this Release, the Executive waives these rights as to any past or current claims. Notwithstanding anything else in this Release, excluded from this Release are ADEA age claims that may arise after execution of this Release. In connection with the releases and waivers in Paragraph 1(b) of any and all claims or disputes that the Executive has or may have on the date hereof, the Executive makes the following acknowledgements:

[1]

By signing this Release, the Executive waives all claims against the Company Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

[2]

In consideration of the releases, waivers and covenants made by the Executive under this Release, the Executive will be receiving the applicable payments and other benefits in the amounts and manner described in Section 2 of the Settlement Agreement.

[3]

The Executive represents and acknowledges that the Executive has consulted with an attorney prior to executing this Release and the Executive has been given a period of at least forty-five (45) days within which to consider whether or not to enter into this Release.

[4]

This Release is in contemplation of the Agreement and Plan of Merger and anticipated restructuring of operations following the Effective Time. The location, job title and age of each employee selected to be included in this program (including those selected for loss of employment) is contained in Exhibit A attached to this Agreement. The location, job title and age of those employees within the affected group who were not selected for the program are contained in Exhibit B attached to this Agreement.

The Executive understands that this Release shall be effective as of the date on which the Executive signs the Release (“Effective Date”), provided that the Release is not revoked by the Executive within seven days after the Executive signs the Release. For a period of seven days after the Executive signs the Release, the Executive has the right to revoke and/or cancel this Release by the delivery of notice in writing of revocation and/or cancellation to Jennifer Poulsen, Human Resources Officer, at jpoulsen@farmersnb.com. In the event that the Executive does not revoke and/or cancel this Release during this period, this Release shall become effective on the Effective Date. In the event that the Executive revokes this Release, the Executive shall not be entitled to any of the consideration set out in Section 2 of the Settlement Agreement.

3. MISCELLANEOUS. Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Release and to perform his obligations hereunder. This Release is binding upon and shall inure to the benefit of the parties hereto as well as the Company Released Parties. For purposes of this Release, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

Accepted and agreed as of the date set forth below:

EXECUTIVE

_______________________________________
Eric Gantz

Date: __________________________________

EXHIBIT A – INFORMATION ON ELIGIBLE EMPLOYEES

SELECTED FOR TERMINATION

Below are the job titles and ages of employees within the designated organizational unit who are being separated from employment due to the Agreement and Plan of Merger on or about August 1, 2022.

Eligible and Selected for Separation:

Location	Department, Group	Job Title	Age
Emlenton, PA.	Executive	Chief Operating Officer	[__]
Emlenton, PA.	Executive	Chief Financial Officer	[__]

EXHIBIT B – INFORMATION ON ELIGIBLE EMPLOYEES

NOT SELECTED FOR TERMINATION

Below are the job titles and ages of employees within the designated organizational units who are not being separated from employment due to the Agreement and Plan of Merger on or about August 1, 2022.

Eligible and Not Selected for Separation:

Location	Department, Group	Job Title	Age
Emlenton, PA.	Executive	Chief Lending Officer, to become Team Lead, Pittsburgh Market
Emlenton, PA.	Executive	Chief Credit Officer, to become Regional Credit Officer